June 25, 2003	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Fourth Quarter and Fiscal Year 2003 Results

MILWAUKEE, WI — June 25, 2003

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the fourth quarter and fiscal year ended March 31, 2003.  As noted in the Consolidated Financial Statements, the acquisition of Rexnord on November 25, 2002, resulted in a new basis of accounting for Rexnord.  In some cases, for ease of comparison purposes, financial data for the period from inception, November 25, 2002, through March 31, 2003 has been added to financial data for the period from April 1, 2002 through November 24, 2002, to arrive at a 12-month combined period ended March 31, 2003.  This combined data may be referred to herein as fiscal year 2003, fiscal 2003 or 2003.

Net sales for the fourth quarter of fiscal year 2003 were $189.9 million, a decrease of $5.5 million, or 2.8%, from the fourth quarter of fiscal year 2002.  Changes in exchange rates added $8 million to net sales as compared to the fourth quarter of the prior year. The decline in net sales in the quarter was primarily due to lower sales of aerospace products to a severely contracted aerospace industry, and generally slowing economic conditions in the manufacturing sector in the U.S.A. caused by low levels of domestic capital spending and capacity utilization rates.  Partially offsetting the sales decline in the quarter was improved sales to the food and beverage industry as compared to the fourth quarter of 2002.

Net sales of $721.8 million for fiscal year 2003 were essentially flat with prior year sales of $722.2.  Fiscal 2003 sales were favorably impacted by $23 million of changes in currency exchange rates, principally related to the Euro, from those in effect during fiscal 2002.  Net sales of power transmission products improved in fiscal 2003 as a result of higher replacement sales activity and increased demand in the food and beverage industries resulting from increases in capital spending. Offsetting this increase, sales of aerospace products declined due to the continued contraction in the commercial airframe industry and sales of industrial chain products declined principally as a result of a decision to discontinue the manufacture of unprofitable products as well as a decline in the construction, agricultural equipment and cement markets.

Income from operations (before restructuring charges) decreased by $2.4 million, to $26.7 million for the fourth quarter of fiscal year 2003 from $29.1 million for the fourth quarter of fiscal year 2002, primarily as a result of lower sales in the quarter.  For the fiscal year 2003, income from operations (before restructuring charges) increased by $9.7 million on flat sales due primarily to the elimination of goodwill amortization.

Net income decreased to $8.9 million for the fourth quarter of fiscal year 2003 from $11.9 million for the fourth quarter of fiscal year 2002.  Interest expense increased by $8.0 million to a total of $11.8 million for the current quarter as compared to $3.8 million in the fourth quarter of 2002 due to higher debt balances incurred in the acquisition of the Rexnord Group on November 25, 2002.  Net income for the fiscal year 2003 was $29.9 million, an improvement of $38.4 million from the loss of $8.5 million for fiscal year 2002.

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance and as measures of cash generating ability.  EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.    Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA for the fourth quarter of fiscal year 2003 was $36.9 million, decreasing by $2.8 million from $39.7 million in the fourth quarter of fiscal year 2002.  Adjusted EBITDA of $125.6 million for fiscal year 2003 was comparable to the $126.4 million for fiscal year 2002.  The decrease in Adjusted EBITDA in the fourth quarter is primarily attributable to lower sales in the quarter on a currency-adjusted basis.  A reconciliation of EBITDA and Adjusted EBITDA, (non-GAAP financial measures) to U.S. GAAP net income, the most comparable GAAP figure, is provided below in this news release.

At March 31, 2003, total debt was $580.5 million and cash and cash equivalents was $37.2 million.  Capital expenditures in the fourth quarter of fiscal year 2003 were $5.6 million versus $4.2 million in the fourth quarter of fiscal year 2002.  Capital expenditures in fiscal year 2003 were $18.7 million versus $21.7 million in fiscal year 2002. Capital spending in fiscal 2003 was primarily directed toward businesses with higher growth potential.

“Despite a very difficult economic environment, our financial performance in fiscal 2003 was essentially flat with that of fiscal 2002 and was in line with our expectations.  We believe we are well positioned for an economic recovery.  Since the acquisition on November 25, 2002, we have reduced debt by $14.7 million” said Bob Hitt, Rexnord’s CEO.  “We have made progress in implementing the operational excellence initiatives known as the Rexnord Business System (“RBS”) in fiscal year 2003.  For fiscal 2004, we expect the difficult economic environment will continue, and we will remain focused on free cash flow generation, building upon our market leading positions, and executing RBS to drive reductions in operating costs.”

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 5,000 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its fourth quarter and 2003 fiscal year end results on a conference call on June 26, 2003 at 10:00 a.m. EST.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-915-4836
International toll #	1-973-317-5319

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-800-428-6051 (through July 3, 2003)
Replay international toll #	1-973-709-2089
Replay access code	298455

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Fiscal Years Ended
	2003			2002
	Company	Predecessor	Combined	Predecessor
	From Inception (November 25, 2002) through March 31, 2003	Period From April 1, 2002 through November 24, 2002	Year Ended March 31, 2003	Fiscal Year Ended March 31, 2002
Sales	$252.5	$469.3	$721.8	$722.2
Gross profit	90.4	158.8	249.2	245.1
Gross profit % of sales	35.8%	33.8%	34.5%	33.9%

SG&A expenses	52.9	100.8	153.7	146.2
Restructuring and other similar costs	—	7.5	7.5	55.9
Amortization of intangible assets	4.6	1.1	5.7	18.8

Income from operations	32.9	49.4	82.3	24.2
% of sales	13.0%	10.5%	11.4%	3.4%

Interest expense, net	(16.3)	(13.0)	(29.3)	(24.0)
Other income (expense)	(0.5)	(0.1)	(0.6)	0.9

Income (loss) before income taxes	16.1	36.3	52.4	1.1
Provision for income taxes	6.5	16.0	22.5	9.6

Net income (loss)	$9.6	$20.3	$29.9	$(8.5)

	Three Months Ended (4th Quarter)
		Predecessor
	March 31, 2003	March 31, 2002
Sales	$189.9	$195.4
Gross profit	68.3	69.4
Gross profit % of sales	36.0%	35.5%

SG&A expenses	38.1	35.6
Restructuring and other similar costs	—	11.1
Amortization of intangible assets	3.5	4.7

Income from operations	26.7	18.0
% of sales	14.1%	9.2%

Interest expense, net	(11.8)	(3.8)
Other income (expense)	0.1	0.4

Income (loss) before income taxes	15.0	14.6
Provision for income taxes	6.1	2.7

Net income (loss)	$8.9	$11.9

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

		Predecessor (Note 1)
	March 31,	March 31,
	2003	2002
Assets
Current assets:
Cash	$37.2	$21.6
Receivables, net	119.0	72.1
Inventories	134.6	164.4
Deferred income taxes	4.7	-
Other current assets	13.5	10.4
Total current assets	309.0	268.5

Property, plant and equipment, net	277.9	272.9
Intangible assets, net	139.0	11.7
Goodwill	563.5	628.7
Other assets	24.8	1.6
	$1,314.2	$1,183.4

Liabilities and stockholders’ equity
Current liabilities:
Trade payables	$57.7	$70.9
Income taxes payable	9.2	22.8
Deferred income taxes	-	7.6
Compensation and benefits	30.4	29.3
Current portion of long-term debt	2.4	4.2
Other current liabilities	61.7	23.6
Total current liabilities	161.4	158.4

Long-term debt	578.1	1.3
Funding loans payable to affiliates, net	-	407.4
Pension obligations	88.6	36.4
Postretirement benefit obligations	50.2	77.0
Deferred income taxes	59.3	24.1
Other liabilities	1.6	1.5
Total liabilities	939.2	706.1

Commitments and contingent liabilities

Stockholders’ equity	375.0	477.3
	$1,314.2	$1,183.4

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended		Fiscal Years Ended
			2003
	March 31, 2003	March 31, 2002	Period from November 25, 2002 through March 31, 2003	Period from April 1, 2002 through November 24, 2002	March 31, 2002
		Predecessor		Predecessor	Predecessor
Operating activities
Net income (loss)	$8.9	$11.9	$9.6	$20.3	$(8.5)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation & Amortization	10.2	12.1	14.8	24.2	52.6
Other noncash adjustments	(1.3)	(8.4)	(1.3)	0.8	13.7
Changes in operating assets and liabilities	0.2	26.8	28.0	(72.3)	8.2
Cash provided by (used for) operating activities	18.0	42.4	51.1	(27.0)	66.0

Investing activities
Acquisition of Rexnord Group	—	—	(913.5)	—	—
Capital Expenditures	(5.6)	(4.2)	(6.9)	(11.8)	(21.7)
Proceeds from sale of fixed assets	0.4	5.3	0.4	0.6	7.1
Cash used for investing activities	(5.2)	1.1	(920.0)	(11.2)	(14.6)

Financing activities
Borrowings (repayments) of L-T debt	(12.4)	1.6	(14.7)	0.2	1.3
Proceeds from issuance of L-T debt	—	—	587.0	—	—
Payment of deferred financing fees	—	—	(25.5)	—	—
Capital contribution	—	—	359.5	—	—
Net increase (decrease) in funding balances with affiliates	—	(45.3)	—	16.2	(53.5)
Cash provided by (used for) financing activities	(12.4)	(43.7)	906.3	16.4	(52.2)

Effect of exchange rate changes on cash	(0.4)	0.8	(0.1)	0.1	0.1
Increase (decrease) in cash	0.0	0.6	37.3	(21.7)	(0.7)
Cash at beginning of period	37.2	21.0	(0.1)	21.6	22.3
Cash at end of period	$37.2	$21.6	$37.2	$(0.1)	$21.6

Reconciliation of EBITDA and Adjusted EBITDA

( in millions)

	Fourth Quarter Ended March 31,		Fiscal Year Ended March31,
	2003	2002	2003	2002
		Pro forma	Pro forma	Pro forma
Net income (loss)	$8.9	$11.9	$29.9	$(8.5)
Interest expense, net	11.8	3.8	29.3	24.0
Provision for income taxes	6.1	2.7	22.5	9.6
Depreciation and Amortization	10.2	12.1	39.0	52.6

EBITDA	37.0	30.5	120.7	77.7

Adjustments to EBITDA(1):
Restructuring and other similar costs	—	11.1	7.5	55.9
Other, net	(0.1)	(0.4)	0.6	(0.9)
Eliminate impact of one-off litigation settlement income	—	—	(2.3)	—
Eliminate impact of one-off inventory adjustment income	—	(0.8)	—	(3.8)
Eliminate results related to P4	—	0.2	0.7	0.8

Pro Forma Expenses(2):
Additional insurance costs	—	(0.6)	(1.1)	(2.4)
Additional accounting and finance costs	—	(0.2)	(0.4)	(0.6)
Additional pension and other post-employment benefit costs	—	(0.9)	(2.4)	(3.6)
Additional management and Board of Director costs	—	(0.1)	(0.3)	(0.5)
IT costs and licenses	—	(0.1)	(0.1)	(0.2)
Annual costs savings from management reorganization	—	1.0	2.7	4.0

Total Pro Forma Expenses	—	(0.7)	(1.6)	(3.3)

Total Adjustments	(0.1)	9.2	4.9	48.7

Adjusted EBITDA	$36.9	$39.7	$125.6	$126.4

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses.  Restructuring expenses related to our predecessor’s restructuring program for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, were $55.9, $7.5 and $11.1 million, respectively.  Nonrecurring items include the following: (i) a one-time gain of $2.3 million related to a litigation settlement in the fiscal year ended March 31, 2003, (ii) one-time gains related to inventory valuation adjustments of $3.8 million and $0.8 million in the fiscal year ended March 31, 2002 and the quarter ended March 31, 2002, respectively, and (iii) losses related to the operating results of the Hansen P-4 product line, which has been retained by our former parent company, Invensys plc, for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002 were $0.8 million, $0.7 million and $0.2 million, respectively.

(2)         Pro Forma Expenses

As a result of the acquisition of the Rexnord Group from Invensys plc, we expect to incur additional costs associated with operating Rexnord Corporation as a separate entity from Invensys. Specifically, these additional costs include costs associated with insurance, accounting and finance, pension and other post-employment matters, our new management and board of directors and information and technology and licenses. Because management believes that, post–acquisition, these additional costs will be incurred by Rexnord, management believes its estimates of what these costs would have been for the periods related to our predecessor discussed below is important to an investor’s understanding of what our historical financial condition and results of operations would have been had we operated as a stand–alone business then as well as to understand how our future financial condition and results of operations are likely to differ from the past.

                        •      Based on the increases we made in our insurance coverage amounts, additional insurance costs that would have been incurred for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $2.4 million, $1.1 million and $0.6 million, respectively.

                        •      Based on the requirements of the senior credit facilities, the indenture and the internal audit function required for corporate governance purposes, additional accounting and finance costs that would have been incurred for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $0.6 million, $0.4 million and $0.2 million, respectively.

                        •      Based on reductions we made in the discount rate used to calculate the present value of post-retirement obligations and in the long-term rate of return on plan assets, our net period benefit cost for pension and other post-retirement benefits will increase by approximately $3.6 million on an annual basis, and additional pension and post-employment costs that would have been incurred for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $3.6 million, $2.4 million and $0.9 million, respectively.

                        •      Based on our need to establish independent corporate governance procedures and establish a new board of directors, the additional corporate governance costs that would have been incurred for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $0.5 million, $0.3 million and $0.1 million, respectively.

                        •      Based on additional increases in license fees for software products resulting from us no longer participating in the Invensys group licenses and having to enter into our own license arrangements with various software vendors, additional license and technology costs that would have been incurred for the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $0.2 million, $0.1 million and $0.1 million, respectively.

                        •      As a result of the implementation of post-acquisition initiatives, we expect to realize approximately $4.0 million in annualized additional cost savings relating to management restructuring during fiscal year 2003.  We estimate those savings would have affected the fiscal years ended March 31, 2002, March 31, 2003, and the quarter ended March 31, 2002, are estimated to be $4.0 million, $2.7 million and $1.0 million, respectively.